Exhibit 10.1

WRITTEN SUMMARY OF ORAL CONTRACT BETWEEN FIRST SOURCE DATA, INC. AND ALEXEI DIATCHINE DATED JULY 25, 2004

Date of Oral Contract

On July 25, 2004, First Source Data, Inc. (“FSD”) orally agreed with Alexei Diatchine (“Mr. Diatchine”) of 75 Dalhousie, Suite 1102, Toronto, Ontario, Canada to enter into a contract under which Mr. Diatchine would: a) agree to resign as our Secretary and Treasurer; and b) provide certain business consulting services to FSD.

Services

FSD and Mr. Diatchine agreed that Mr. Diatchine would provide the following services to FSD, as required by FSD from July 26, 2004 through December 31, 2004, for up to 20 hours per week:

- Working with FSD’s management and contractors to develop a business plan for FSD in the new technology sector focused on business-to-business service delivery, and deliver a presentation outlining a preliminary business plan including services, products, and target market to FSD’s management and third parties identified by FSD’s management by December 31, 2004

- Introducing FSD to potential business customers of the products and services developed or to be developed by FSD according to its business plan

- Identifying and recommending to FSD contractors to enable FSD to carry out its business plan, focusing on software programmers as required

Compensation

- In consideration for his services and for agreeing to resign as FSD’s Secretary and Treasurer, FSD and Mr. Diatchine agreed that Mr. Diatchine would be compensated as follows:

- 410,000 shares of FSD’s common capital stock subject to payment of $0.003 per share in cash and Mr. Diatchine signing a share subscription agreement containing reasonable terms identifying the shares as restricted securities.